UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2021

Motorsport Games Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39868	83-1463958
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

5972 NE 4th Avenue Miami, FL	33137
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 507-8799

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSGM	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02. Unregistered Sales of Equity Securities.

On January 12, 2021, Motorsport Games Inc. (the “Company”) awarded Dmitry Kozko, the Company’s Chief Executive Officer, (i) 20,333 shares of the Company’s Class A common stock (the “Restricted Shares”) and (ii) stock options to purchase 203,333 restricted shares of the Company’s Class A common stock (the “Restricted Options”) at an exercise price of $20.00 per share, in each case, subject to the satisfaction of certain conditions pursuant to Mr. Kozko’s employment agreement with the Company. On January 15, 2021, the Restricted Shares and the Restricted Options were issued to Mr. Kozko in connection with the Company’s initial public offering, which vested immediately upon issuance. The Restricted Options expire on January 12, 2031. The Restricted Shares and the Restricted Options were issued in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, on the basis that the transaction did not involve a public offering.

Item 8.01. Other Events.

On January 15, 2021, the Company completed its initial public offering of 3,450,000 shares of its Class A common stock at a price to the public of $20.00 per share, which includes the exercise in full by the underwriters of their option to purchase from the Company an additional 450,000 shares of the Company’s Class A common stock. The gross proceeds to the Company from the initial public offering were approximately $69.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Motorsport Games Inc.

Date: January 15, 2021	By:	/s/ Dmitry Kozko
Dmitry Kozko
Chief Executive Officer

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